November     , 2014

Smead Funds Trust

600 University Street, Suite 2412

Seattle, Washington 98101

Re:	Subscription Agreement for Shares of
Smead Funds Trust (the “Trust”)

Gentlemen:

Smead Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the Smead Value Fund (the “Fund”) and Smead Capital Management, Inc. (“Smead Capital”) hereby agree as set forth below.

The Trust hereby offers Smead Capital and Smead Capital hereby purchases shares of the Class      Shares of the Fund (hereafter “Shares”).

Smead Capital hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares as described above.

The Trust hereby acknowledges receipt from Smead Capital of funds in the amount of $10,000 in full payment for the Shares.

Smead Capital represents that the Shares are being purchased to allow Smead Capital to approve certain actions that must be approved by the initial shareholder of the Fund. Smead Capital intends to redeem the Shares prior to the planned reorganization of the Fund, scheduled to be effective on November 21, 2014.

Sincerely, Smead Capital Management, Inc.
By:
Name: Lisa Martin Title: COO/CFO
Accepted and agreed to this day of November, 2014.
Smead Funds Trust
By:
Name: Cole Smead Title: Principal Financial Officer